Exhibit 99.1

Alaska Communications Systems Reports Fourth Quarter and Year-End 2008 Results

Annual Revenues and EBITDA Meet or Beat the High End of Guidance

Annual Enterprise Segment Revenues Increase 43%

Wireless and Enterprise Now Comprise 46% of Total Company Revenue

ANCHORAGE, Alaska--(BUSINESS WIRE)--March 5, 2009--Alaska Communications Systems Group, Inc. (“ACS”) (NASDAQ:ALSK) today reported financial results for its fourth quarter and year ended December 31, 2008.

“Today we report results that meet or beat the high end of guidance,” said Liane Pelletier, ACS president and chief executive officer, “Our results come from tight execution of a strategic plan that positions ACS in high quality, high demand segments of the market, and is reflected in both revenue growth and a favorable shift in revenue mix; wireless and enterprise comprised 46% of total company revenues at year end, up from 42% in the prior year.”

“Since our last call in October we have continued to assemble the components to accelerate enterprise revenue growth. We have integrated Crest into ACS’ operations and have largely completed the upgrade of the Crest Northstar fiber to OC-192 increments. We completed end to end testing of the AKORN fiber system and will turn up commercial service by quarter end. We turned up a new Lower 48 NOCC to provide world class managed services. We further expanded and deepened our differentiated Metro Ethernet and MPLS footprint. And as projected, we exited the year with a book of business that more than offset the incremental operating and financing cash costs of our AKORN build and our Crest buy. We recently entered into agreements to establish network nodes for two large lower 48 carriers to help meet their Alaska customers’ data needs,” noted Pelletier.

“We launched Blackberry smartphones late in the third quarter, and marketed them with laptop aircards; these and other data-rich devices accounted for over 30% of sales and helped to drive a 22% sequential increase in data ARPU in Q4. While retention of wireless customers improved by 0.1%, softer demand in the last three months of the year outstripped this benefit as we ended the quarter with a loss of approximately 700 subscribers on a base of about 150,000,” said Pelletier.

“Finally, we report today that the free cash flow to support our dividend of 86 cents per share is secure and the dividend will be maintained at this level for as long as it maximizes shareholder value,” concluded Pelletier.

Financial Highlights: Fourth Quarter 2008 Compared to Fourth Quarter 2007

  Revenues of $97.1 million were down 2.0 percent from $99.1 million in the prior year.
    Enterprise revenues increased $3.3 million, or 42 percent.
    Wireless revenues increased $0.3 million, or 0.9 percent.
    Retail wireline revenues declined by $0.4 million or 1.6 percent.
    Wholesale and network access revenues declined by $5.2 million with the prior year benefiting from $4.9 million in out-of-period network access.
  EBITDA of $30.8 million, exclusive of $1.4 million in start-up costs for our long haul fiber investments, was down from prior year EBITDA of $34.0 million; higher returns from enterprise were partially offset by lower network access.
  Net cash provided by operating activities of $26.4 million was in line with $26.6 million in the prior year.
  Net loss of $18.9 million, or $0.43 per diluted share, compared to net income of $120.4 million, or $2.71 per diluted share in the prior year. Comparative performance was impacted by a $29.6 million non cash goodwill impairment charge in the current period, while the prior period benefited from a onetime non cash net tax gain of $111.5 million.

David Wilson, ACS executive vice president and chief financial officer, said, “We exited the year comfortably positioned from a liquidity standpoint with $40 million in available capacity under our revolver; $20.5 million in restricted cash available to settle remaining obligations for our fiber investments; and no significant debt maturities due until February 2012. With the Crest acquisition closed and the turn up of the AKORN system near complete, we are also well positioned to accumulate cash as we leverage our fiber investments with enterprise customers and as cash outflows for new investments decline; our recurring maintenance capex program substantially covers the company’s future needs. In the longer term, we will also benefit from an extension of bonus depreciation available under the 'Economic Stimulus Act of 2008', and now do not expect to pay full cash taxes until 2015.”

“In order to manage our costs we continue to gain operating leverage through our process improvement programs that drive efficiencies; and we proactively cut costs in areas of the business subject to structural decline,” noted Wilson. “Our success is most recently evident when we absorbed 14 FTE in the fourth quarter with the acquisition of Crest and exited February with 960 FTEs, down from 980 at the end of September.”

Metric Highlights: Fourth Quarter 2008 Compared to Third Quarter 2008

  Average retail wireless monthly churn of 1.8 percent was down from 1.9 percent in the third quarter.
  Wireless subscribers decreased by approximately 700, to 149,500. Consistent with the overall retail sector, the company experienced soft wireless sales in the fourth quarter.
  Retail wireless ARPU decreased modestly to $60.41 from $60.79 with seasonal declines in voice ARPU offsetting growth in data ARPU which jumped 22 percent to $6.10 from $5.02.
  While DSL lines were flat at 47,600, ISP ARPU again increased by 3.6 percent to $33.24 from $32.09.
  Retail local access lines declined by 1.6 percent to 174,500.
  Total local access lines decreased by approximately 2.9 percent to 201,400.

Annual Financial Review

For the twelve months ended December 31, 2008:

  Total revenues were $389.6 million, which represented a 1.0 percent increase over 2007 revenues of $385.8 million.
  Net loss for 2008 was $10.1 million, or $0.23 per share (diluted), as compared to a net income of $144.1 million, or $3.26 per share, in 2007. Net loss for 2008 included a non cash goodwill impairment charge of $29.6 million while the prior year benefited from a one-time, non-cash, income tax benefit of $111.2. Performance in 2008 also reflects the start up costs of our long haul fiber investments; higher non-cash depreciation; interest expense on our new $125 million convertible debt offering; and book tax expense this year but not last.
  Net cash provided by operating activities for 2008 was $94.6 million as compared to $104.8 million in 2007 with the prior year benefiting from higher EBITDA and lower net cash interest expense.
  EBITDA for 2008, exclusive of $3.5 million in start-up costs for our long haul fiber investments, was $132.2 million compared to $138.1 million in 2007. 2007 performance benefited from network access revenue that management estimates was $10 million higher than long term trends and $0.7 million of out-of-period CETC revenue, while 2008 benefited from a first quarter net release of network access reserves of $5.1 million.
  Investment in construction and capital investments, net of capitalized interest and investments funded by the selling stockholders of Crest, totaled $121.9 million, comprising maintenance capital spend of $39.5 million; and investments in growth capital expenditures of $82.4 million.

2009 Business Outlook

For the full-year 2009, ACS expects:

  Revenues and EBITDA to exceed 2008 levels;
  Maintenance capital expenditures to be in line with the $40 million spent in 2008;
  To fund $16 million for the turn up of AKORN; the upgrade of Northstar; and the start up of its second, geographically diverse fiber route between Anchorage and Fairbanks; and
  Incur $36 million in net cash interest expense.

Pro forma for growth capex and working capital movements, ACS expects its dividend payout ratio to remain below its long term payout target of 70-75%.

Conference Call

The company will host a conference call and live webcast today at 5:00 p.m. Eastern Time. Parties in the United States and Canada can call 800-218-4007 to access the conference call. Parties outside the United States and Canada can access the call at 303-228-2960. The live webcast of the conference call will be accessible from the "Events Calendar" section of the company's website (www.alsk.com). The webcast will be archived for a period of 90 days. A telephonic replay of the conference call will also be available 2 hours after the call and will run until Monday, March 9, 2009 at midnight ET. To hear the replay, parties in the United States and Canada can call 800-405-2236 and enter pass code 11126480. Parties outside the United States and Canada can call 303-590-3000 and enter pass code 11126480.

About Alaska Communications Systems

Headquartered in Anchorage, ACS is Alaska’s leading provider of broadband and other wireline and wireless solutions to Enterprise, Carrier and mass market customers. The ACS wireline operations include the state’s most advanced data networks and, to be launched in 2009, the only diverse undersea fiber optic system connecting Alaska to the contiguous United States. The ACS wireless operations include the only statewide 3G CDMA network, reaching across Alaska from the North Slope to Ketchikan, with coverage extended via best-in-class CDMA carriers in the Lower 49 and Canada. By investing in the fastest-growing market segments and attracting the highest-quality customers, ACS seeks to drive top and bottom-line growth, while continually improving customer experience and cost structure through process improvement. More information can be found on the company's website at www.acsalaska.com or at its investor site at www.alsk.com.

Forward-Looking EBITDA Guidance

This press release includes information related to management's estimate of EBITDA for the year ending December 31, 2009. EBITDA, as defined by the company, may not be similar to EBITDA measures used by other companies and is not a measurement under generally accepted accounting principles (GAAP). Management believes that EBITDA provides useful information to investors about the company's performance because it eliminates the effects of period-to-period changes in costs associated with capital investments, interest and stock-based compensation expense that are not directly attributable to the underlying performance of the company's business operations. Management believes the most directly comparable GAAP measure would be "Net cash provided by operating activities." Due to the difficulty in forecasting and quantifying the amounts that would be required to be included in this comparable GAAP measure, the company is not providing an estimate of year-end net cash provided by operating activities at this time.

Forward-Looking Statements

This press release includes certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's beliefs as well as on a number of assumptions concerning future events made using information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside ACS' control. Such factors are, without limitation, adverse national economic conditions, including continuing disruption in the U.S. capital markets, adverse local economic conditions, including an unexpected downturn in the Alaskan oil and gas or tourism markets, changes in capital expenditures, or other factors affecting the company's ability to generate sufficient earnings and cash flows to continue to make dividend payments to its stockholders; the company’s ability to complete, manage, integrate, market, maintain, and attract sufficient customers to the products and services it may derive from the construction of AKORN and purchase and integration of Crest Communications Corporation; adverse changes in labor matters, including workforce levels and labor negotiations; disruption of our suppliers' provisioning of critical products or services; the impact of natural or man-made disasters; changes in company's relationships with large carrier or enterprise customers or its roaming partners; changes in revenue from Universal Service Funds; unforseen changes in public policies; changes in accounting policies, including the Company’s application of regulatory accounting rules, which could result in an impact on earnings; or disruptive technological developments in the telecommunications industry. For further information regarding risks and uncertainties associated with ACS' business, please refer to the company's SEC filings, including, but not limited to, the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of the company's SEC filings may be obtained by contacting its investor relations department at (907) 564-7556 or by visiting its investor relations website at www.alsk.com.

Schedule 1

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, In Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Operating revenues:
Wireline	$61,751	$64,028	$246,028	$248,265
Wireless	35,392	35,079	143,569	137,520
Total operating revenues	97,143	99,107	389,597	385,785

Operating expenses:
Wireline (exclusive of depreciation and amortization)	50,450	45,470	185,321	179,456
Wireless (exclusive of depreciation and amortization)	21,050	20,727	84,751	74,305
Depreciation and amortization	19,611	17,754	74,002	71,337
(Gain) loss on disposal of assets, net	(13)	111	750	248
Loss on impairment of goodwill and intangible assets	29,641	-	29,641	-
Total operating expenses	120,739	84,062	374,465	325,346

Operating income (loss)	(23,596)	15,045	15,132	60,439

Other income and expense:
Interest expense	(8,468)	(5,947)	(32,921)	(28,386)
Loss on extinguishment of debt	-	-	-	(355)
Interest income	154	500	1,695	2,020
Other	(65)	(712)	(547)	(776)
Total other income and expense	(8,379)	(6,159)	(31,773)	(27,497)

Income (loss) before income tax	(31,975)	8,886	(16,641)	32,942

Income tax benefit	13,108	111,469	6,502	111,194

Net income (loss)	$(18,867)	$120,355	$(10,139)	$144,136

Net income (loss) per share:
Basic	$(0.43)	$2.81	$(0.23)	$3.38
Diluted	$(0.43)	$2.71	$(0.23)	$3.26

Weighted average shares outstanding:
Basic	43,656	42,848	43,391	42,701
Diluted	43,656	44,362	43,391	44,185

Schedule 2

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, In Thousands Except Per Share Amounts)

	December 31,	December 31,
Assets	2008	2007

Current assets:
Cash and cash equivalents	$1,326	$35,208
Restricted cash	20,517	2,589
Short-term investments	-	790
Accounts receivable-trade, net of allowance of $5,912 and $8,768	40,433	39,150
Materials and supplies	9,404	10,467
Prepayments and other current assets	6,515	5,155
Deferred income taxes	17,907	21,347
Total current assets	96,102	114,706

Property, plant and equipment	1,391,351	1,209,257
Less: accumulated depreciation and amortization	(891,899)	(825,663)
Property, plant and equipment, net	499,452	383,594

Non-current investments	1,005	-
Goodwill	8,850	38,403
Intangible assets	24,118	21,604
Debt issuance costs	9,290	7,461
Deferred income taxes	118,069	96,095
Deferred charges and other assets	452	1,340
Total assets	$757,338	$663,203

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Current portion of long-term obligations	$666	$780
Accounts payable, accrued and other current liabilities	74,028	64,070
Advance billings and customer deposits	10,399	10,051
Total current liabilities	85,093	74,901

Long-term obligations, net of current portion	560,857	432,216
Other deferred credits and long-term liabilities	98,693	82,075
Total liabilities	744,643	589,192

Commitments and contingencies

Stockholders' equity (deficit):
Common stock, $.01 par value; 145,000 authorized	437	429
Additional paid in capital	217,740	257,982
Accumulated deficit	(187,452)	(177,313)
Accumulated other comprehensive loss	(18,030)	(7,087)
Total stockholders' equity (deficit)	12,695	74,011

Total liabilities and stockholders' equity (deficit)	$757,338	$663,203

Schedule 3

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, In Thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Cash Flows from Operating Activities:
Net income (loss)	$(18,867)	$120,355	$(10,139)	$144,136
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	19,611	17,754	74,002	71,337
(Gain) loss on disposal of assets, net	(13)	111	750	248
Loss on impairment of goodwill and intangible assets	29,641	-	29,641	-
Gain on sale of long-term investments	-	-	-	(152)
(Gain) loss on impairment of long-term investments	(10)	-	245	-
Amortization of debt issuance costs and original issue discount	704	473	2,539	2,059
Stock-based compensation	3,859	1,121	9,477	6,390
Deferred income taxes	(13,107)	(112,495)	(6,445)	(112,495)
Excess tax benefit from share-based payments	-	(755)	-	(755)
Other non-cash expenses	42	348	139	742
Changes in components of assets and liabilities:
Accounts receivable and other current assets	224	(1,388)	955	(1,896)
Materials and supplies	1,318	(631)	1,063	(2,490)
Accounts payable and other current liabilities	3,795	4,927	(2,102)	(1,607)
Deferred charges and other assets	2,925	71	470	(193)
Other deferred credits	(3,744)	(3,310)	(6,018)	(532)

Net cash provided by operating activities	26,378	26,581	94,577	104,792

Cash Flows from Investing Activities:
Investment in construction and capital expenditures	(18,811)	(22,651)	(125,711)	(62,645)
Change in unsettled construction and capital expenditures	(1,877)	(1,417)	6,056	(509)
Investment in intangible assets	(2,601)	-	(2,601)	-
Acquisitions, net of cash acquired	(64,960)	-	(64,960)	-
Change in unsettled acquisition costs	4,169	-	4,169	-
Purchase of short-term investments	-	(7,700)	(9,400)	(64,638)
Proceeds from sale of short-term investments	-	6,910	10,190	63,848
Purchase of non-current investments	-	-	(3,625)	-
Proceeds from sale of non-current investments	100	-	2,375	162
Placement of funds in restricted accounts	(3,230)	(30)	(74,956)	(3,009)
Release of funds from restricted accounts	40,137	-	57,028	2,120

Net cash used by investing activities	(47,073)	(24,888)	(201,435)	(64,671)

Cash Flows from Financing Activities:
Payments of long-term debt	(5,156)	(196)	(7,832)	(5,089)
Proceeds from the issuance of long-term debt	10,000	-	135,000	-
Purchase of call options	-	-	(20,431)	-
Sale of common stock warrants	-	-	9,852	-
Debt issuance costs	(59)	-	(4,368)	-
Payment of cash dividend on common stock	(9,386)	(9,210)	(37,287)	(36,697)
Payment of withholding taxes on stock-based compensation	(62)	(7)	(3,383)	(2,330)
Excess tax benefit from share-based payments	-	755	-	755
Proceeds from issuance of common stock	481	408	1,425	1,588

Net cash provided (used) by financing activities	(4,182)	(8,250)	72,976	(41,773)

Change in cash and cash equivalents	(24,877)	(6,557)	(33,882)	(1,652)

Cash and cash equivalents, beginning of period	26,203	41,765	35,208	36,860

Cash and cash equivalents, end of period	$1,326	$35,208	$1,326	$35,208

Supplemental Cash Flow Data:
Interest paid	$7,278	$7,231	$31,175	$28,795
Income taxes paid, net of refunds	$(62)	$37	$355	$545

Supplemental Noncash Transactions:
Property acquired under capital leases	$-	$-	$1,359	$51
Dividend declared, but not paid	$9,449	$9,226	$9,449	$9,226

Schedule 4

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
SCHEDULE OF WIRELINE REVENUES
(Unaudited, In Thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Retail	$23,575	$23,957	$94,738	$97,865
Wholesale	4,742	5,636	20,402	23,635
Access	22,289	26,562	93,870	100,893
Enterprise	11,145	7,873	37,018	25,872
	$61,751	$64,028	$246,028	$248,265

Schedule 5

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
SCHEDULE OF EBITDA CALCULATION
(Unaudited, In Thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net cash provided by operating activities	$26,378	$26,581	$94,577	$104,792
Adjustments to reconcile net income (loss) to net cash (provided) used by operating activities:
Depreciation and amortization	(19,611)	(17,754)	(74,002)	(71,337)
Gain (loss) on disposal of assets, net	13	(111)	(750)	(248)
Loss on impairment of goodwill and intangible assets	(29,641)	-	(29,641)	-
Gain on sale of long-term investments	-	-	-	152
Gain (loss) on impairment of long-term investments	10	-	(245)	-
Amortization of debt issuance costs and original issue discount	(704)	(473)	(2,539)	(2,059)
Stock-based compensation	(3,859)	(1,121)	(9,477)	(6,390)
Deferred taxes	13,107	112,495	6,445	112,495
Excess tax benefit from share-based payments	-	755	-	755
Other non-cash expenses	(42)	(348)	(139)	(742)
Changes in components of assets and liabilities:
Accounts receivable and other current assets	(224)	1,388	(955)	1,896
Materials and supplies	(1,318)	631	(1,063)	2,490
Accounts payable and other current liabilities	(3,795)	(4,927)	2,102	1,607
Deferred charges and other assets	(2,925)	(71)	(470)	193
Other deferred credits	3,744	3,310	6,018	532
Net income (loss)	$(18,867)	$120,355	$(10,139)	$144,136
Add (subtract):
Interest expense	8,468	5,947	32,921	28,386
Loss on extinguishment of debt	-	-	-	355
Interest income	(154)	(500)	(1,695)	(2,020)
Depreciation and amortization	19,611	17,754	74,002	71,337
(Gain) loss on disposal of assets, net	(13)	111	750	248
Loss on impairment of goodwill and intangible assets	29,641	-	29,641	-
Gain on sale of long-term investments	-	-	-	(152)
(Gain) loss on impairment of long-term investments	(10)	-	245	-
RTB refund accrual	-	641	-	641
Income tax benefit	(13,108)	(111,469)	(6,502)	(111,194)
Stock-based compensation	3,859	1,121	9,477	6,390
EBITDA	$29,427	$33,960	$128,700	$138,127

Note:	In an effort to provide investors with additional information regarding the Company's results as determined by generally accepted accounting principles (GAAP), the Company also discloses certain non-GAAP information which management utilizes to assess performance and believes provides useful information to investors. The Company has disclosed its net income before interest, provisions for taxes, depreciation expense, gain or loss on asset purchases or disposals, amortization of intangibles and stock-based compensation expense (EBITDA) because the Company believes it is an important indicator as it provides information about our ability to service debt, pay dividends and fund capital expenditures. EBITDA is not a GAAP measure and should not be considered a substitute for net cash provided by operating activities and other measures of financial performance recorded in accordance with GAAP.

Schedule 6

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
ALLOCATION OF STOCK BASED COMPENSATION
(Unaudited, In Thousands)

	Three Months Ended			Three Months Ended
	December 31, 2008			December 31, 2007
	As reported on Schedule 1	Stock-Based Compensation	Adjusted	As reported on Schedule 1	Stock-Based Compensation	Adjusted

Operating expenses:
Wireline (exclusive of depreciation and amortization)	$50,450	$(3,425)	$47,025	$45,470	$(993)	$44,477
Wireless (exclusive of depreciation and amortization)	21,050	(434)	20,616	20,727	(128)	20,599
Depreciation and amortization	19,611	-	19,611	17,754	-	17,754
(Gain) loss on disposal of assets, net	(13)	-	(13)	111	-	111
Loss on impairment of goodwill and intangible assets	29,641	-	29,641	-	-	-
Total operating expenses	$120,739	$(3,859)	$116,880	84,062	(1,121)	82,941

	Twelve Months Ended			Twelve Months Ended
	December 31, 2008			December 31, 2007
	As reported on Schedule 1	Stock-Based Compensation	Adjusted	As reported on Schedule 1	Stock-Based Compensation	Adjusted

Operating expenses:
Wireline (exclusive of depreciation and amortization)	$185,321	$(8,410)	$176,911	$179,456	$(5,711)	$173,745
Wireless (exclusive of depreciation and amortization)	84,751	(1,067)	83,684	74,305	(679)	73,626
Depreciation and amortization	74,002	-	74,002	71,337	-	71,337
Loss on disposal of assets, net	750	-	750	248	-	248
Loss on impairment of goodwill and intangible assets	29,641	-	29,641	-	-	-
Total operating expenses	$374,465	$(9,477)	$364,988	$325,346	$(6,390)	$318,956

Note:	The balances reported on Schedule 1 - Consolidated Statements of Operations, include the company's adoption of SFAS 123(R) Share-Based Payment. This schedule shows the company's operating performance prior to that expense being recorded to allow analysis of the operating segments without these non-cash charges.

				Schedule 7

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
INVESTMENT IN CONSTRUCTION AND CAPITAL
(Unaudited, In Thousands)

	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007

Investment in construction and capital	$18,811	$22,651	$125,711	$62,645

Capitalized interest	(1,305)	(1,156)	(3,384)	(1,904)

Investment in construction and capital, net of capitalized interest	$17,506	$21,495	$122,327	$60,741

Growth	9,270	9,625	82,440	21,571

Maintenance and other	7,818	11,870	39,469	39,170

Capital Funded by the Selling Shareholders of Crest	418	-	418	-

Investment in construction and capital, net of capitalized interest	$17,506	$21,495	$122,327	$60,741

Schedule 8

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
KEY OPERATING STATISTICS
(Unaudited)

	December 31,	September 30,	December 31,
	2008	2008	2007
Wireline:

Retail
Local	174,524	177,279	185,658
Quarterly growth rate in retail local telephone access lines	-1.6%	-1.8%	-1.5%
Average monthly revenue per subscriber for the quarter	$19.68	$19.82	$19.69

Long Distance
Long distance subscribers	64,252	64,692	65,256
Average monthly retail revenue per subscriber for the quarter	$19.54	$20.65	$21.08

Internet
DSL subscribers	47,648	47,639	47,501
Dial-up subscribers	6,741	7,394	9,125
	54,389	55,033	56,626

Average monthly DSL & dial-up revenue per subscriber for the quarter	$33.24	$32.09	$29.44

Wholesale
Resale access lines	8,081	8,577	10,774
UNE lines	18,763	21,543	29,922
	26,844	30,120	40,696

Quarterly growth rate in wholesale local access lines	-10.9%	-10.6%	-5.5%
Average monthly revenue per subscriber for the quarter	$29.03	$28.37	$26.74

Wireless:

Retail wireless subscribers	149,466	150,176	144,449
Average monthly churn for the quarter (a)	1.8%	1.9%	1.5%
Average monthly revenue per subscriber for the quarter (b)	$60.41	$60.79	$64.20

Resale wireless subscribers	346	357	1,999

Total wireless subscribers	149,812	150,533	146,448
Average monthly churn for the quarter (a)	1.9%	2.0%	1.5%
Average monthly revenue per subscriber for the quarter (b)	$60.70	$61.45	$63.84

(a)	Excludes disconnects that occur within the first 30 days of service that requires the return of customer equipment to ACS.

(b)	CETC added $10.51 to retail and total wireless ARPU in the fourth quarter of 2008. It also added $10.33 to retail and total wireless ARPU in the third quarter of 2008 and added $11.63 to retail and $11.64 to total wireless ARPU in the fourth quarter of 2007.

CONTACT:
Alaska Communications Systems
David Wilson, 907-564-7556
Investor Relations
investors@acsalaska.com